Exhibit 99.15

FOR IMMEDIATE RELEASE

Third Quarter 2005 Financial Results
Johnson & Johnson Reports 2005 Third Quarter
EPS Rose 11.5% on Sales Increase of 6.6%

New Brunswick, NJ (October 18, 2005) - Johnson & Johnson today announced sales for the third quarter of $12.3 billion, an increase of 6.6% over the prior year. The increase represented operational growth of 5.8% and a favorable currency impact of .8%. Domestic sales were up
2.6%, while international sales increased 12.2%, reflecting operational growth of 10.3% and a positive currency impact of 1.9%.

Net earnings and diluted earnings per share for the third quarter were $2.6 billion and $.87, increases of 12.1% and 11.5%, respectively, as compared to the same period in 2004. Prior-year third quarter net earnings included after-tax in-process research and development charges of $12 million associated with the acquisition of Scott Lab, Inc.

"Our broadly based approach to businesses in support of human health care continues to serve us well," said William
C. Weldon, Chairman and Chief Executive Officer. "The strong performance of our worldwide Medical Devices and Diagnostics and Consumer segments resulted in solid growth for Johnson & Johnson despite the competitive challenges that our Pharmaceutical business has experienced."

Worldwide Medical Devices and Diagnostics sales of $4.6 billion for the third quarter represented an increase over the prior year of 14.3% with operational growth of 13.7% and a positive impact from currency of .6%. Domestic sales increased 14.1%, while international sales increased 14.5% (13.3% from operations and 1.2% from currency).

Cordis' circulatory disease management products were a key contributor to the segment results with the primary driver being the CYPHER Sirolimus-eluting Coronary Stent, which reduces restenosis (reblockage) of a treated coronary artery. CYPHER is the worldwide leader in drug-eluting stents having now been used to treat more than 1.5 million patients with coronary artery disease.

Also contributing to the strong performance of the segment were the results from DePuy's orthopaedic joint reconstruction and spinal products, Ortho-Clinical
Diagnostics' professional diagnostic products and Vistakon's disposable contact lenses.

Worldwide Pharmaceutical sales of $5.5 billion for the third quarter represented a decrease of .5% as compared to the prior year with an operational decline of 1.1% and a positive impact from currency of .6%. Domestic sales decreased 4.5%, while international sales increased 7.8%
(6.0% from operations and 1.8% from currency).

Sales results for DURAGESIC (fentanyl transdermal system), a transdermal patch for chronic pain; ULTRACET (acetaminophen/tramadol hydrochloride), an analgesic, and SPORANOX (itraconazole), an antifungal, were all negatively impacted by generic competition in the U.S. market. Substantially offsetting the impact of generic competition was the strong performance of RISPERDAL (risperidone), an antipsychotic medication; REMICADE (infliximab), a biologic approved for the treatment of a number of Immune Mediated Inflammatory Diseases (I.M.I.D.); TOPAMAX (topiramate), an antiepileptic and a treatment for the prevention of migraine headaches, and LEVAQUIN (levofloxacin), an anti-infective.

During the quarter, the Company announced that it had received U.S. Food and Drug Administration (FDA) approval for LEVAQUIN (levofloxacin) 750 mg tablets as a five-day treatment for acute bacterial sinusitis and REMICADE
(infliximab) for the treatment of ulcerative colitis (UC), making REMICADE the first and only biologic approved for UC, a chronic inflammatory bowel disease. In addition, the Company submitted a supplemental Biologics License
Application to the FDA for REMICADE (infliximab) for the treatment of psoriasis.

Worldwide Consumer segment sales of $2.2 billion for the third quarter represented an increase over the prior year of 10.2% with operational growth of 8.5% and a positive impact from currency of 1.7%. Domestic sales increased 5.1%, while international sales increased 15.5% (12.1% from operations and 3.4% from currency).

Strong growth in Consumer sales was achieved in the skin care lines of NEUTROGENA, AVEENO and CLEAN & CLEAR, as well as with McNeil Nutritional's SPLENDA (sucralose) sweetener.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets.
The more than 200 Johnson & Johnson operating companies employ approximately 115,000 men and women in 57 countries and sell products throughout the world.

NOTE TO INVESTORS:
Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by clicking on the webcast icon from the jnj.com Homepage or by clicking on Calendar of Events in the Investor Relations section of the Web site. A replay will be available approximately two hours after the live webcast by clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)